                                                                    EXHIBIT 11.2

                      PEDIATRIC SERVICES OF AMERICA, INC.
                       COMPUTATION OF EARNINGS PER SHARE


                                                                  NINE MONTHS ENDED JUNE 30,
                                             ---------------------------------------------------------------------
                                                            PRIMARY                       FULLY DILUTED
                                             ----------------------------------  ---------------------------------
                                                   1997              1996             1997              1996
                                             -----------------  ---------------  ---------------  ----------------
Weighted average common stock
   outstanding during the period...........     6,252,836         5,891,727        6,252,836         6,074,550
Options and warrants.......................       181,600           361,431          185,176           369,714
                                                ---------         ---------        ---------         ---------

Total......................................     6,434,436         6,253,158        6,438,012         6,444,264
                                                =========         =========        =========         =========

Net income attributable to
  common and common equivalent shares:
   Net Income..............................    $5,228,415        $3,466,359       $5,228,415        $3,466,359
   Less accretion on redeemable preferred
    stock..................................             -            10,162                -            10,162
   Less preferred stock dividend...........             -            85,750                -            85,750
                                               ----------        ----------       ----------        ----------
Net income attributable to common and
    common equivalent shares...............    $5,228,415        $3,370,447       $5,228,415        $3,370,447
                                               ==========        ==========       ==========        ==========
Net income per common and common
    equivalent share.......................    $     0.81        $     0.54       $     0.81        $     0.52
                                               ==========        ==========       ==========        ==========